Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE2

Monthly Period	July 1, 2003 through July 31, 2003
Payment Date	August 25, 2003
Period	Revolving

Pool Balance
Beginning	$1,251,877,758.31
Ending	$1,241,659,982.38

Change	$10,217,775.93

A-I-1 Notes
Beginning	$400,000,000.00
Ending	$400,000,000.00

Change	$—

A-II-1 Notes
Beginning	$750,000,000.00
Ending	$750,000,000.00

Change	$—

A-II-2
Beginning	$100,000,000.00
Ending	$100,000,000.00

Change	$—

Additional Balance Increase Amount
Beginning	$—
Ending	$—

Change	$—

Certificate
Beginning	$—
Ending	$—

Change	$—

Interest Distributions		Factor
A-I-1	$468,444.44	1.1711111
A-II-1	$878,333.33	1.1711111
A-II-2	$99,027.78	0.9902778

Interest Rates
Group 1 WAC	4.28%
Group 2 WAC	4.27%
Libor	1.10%
Libor + 26 bps	1.36%
Auction Rate	1.15%
A-I-1 & A-II-1 Note Rate	1.36%
A-II-2 Note Rate	1.15%

Principal Distributions		Factor
A-I-1	$—	0.000000
A-II-1	$—	0.000000
A-II-2	$—	0.000000
Certificate	$—

Funding Account Balance
Group 1	$3,044,974.04
Group 2	$7,578,978.24

Liquidation Loss Amounts
Group 1	$—
Group 2	$—

Enhancer Premium	$161,458.33

Aggregate Note Balance	$1,250,000,000.00
Target Overcollateralization Amount	$15,625,000.00
Overcollateralization Amount	$2,283,934.66
Excess to Certificateholder	$2,150,421.05

Wachovia Bank, National Association
as Servicer

Group 1 Pool		Group 2 Pool

Aggregate Amount Collected for the Collection Period
Principal	$18,900,986.98	Principal	$46,538,976.33
Net Interest	$1,206,982.38	Net Interest	$2,550,702.56
Substitution Adjustments	$—	Substitution Adjustments	$—
Beginning Balance	$399,593,857.41	Beginning Balance	$852,283,900.90
Ending Balance	$396,955,059.72	Ending Balance	$844,704,922.66

Net	$2,638,797.69	Net	$7,578,978.24
Principal Collections	$(18,900,986.98)	Principal Collections	$(46,538,976.33)
Net Draws	$16,262,189.29	Net Draws	$38,959,998.09
Net Principal	$(2,638,797.69)	Net Principal	$(7,578,978.24)
Gross Interest	$1,373,479.82	Gross Interest	$2,905,820.85
Servicing Fee	$(166,497.44)	Servicing Fee	$(355,118.29)

Net Interest	$1,206,982.38	Net Interest	$2,550,702.56
Enhancer Premium	$(51,666.67)	Enhancer Premium	$(109,791.67)
Note Interest	$(468,444.44)	Note Interest	$(977,361.11)

Excess Spread	$686,871.27	Excess Spread	$1,463,549.78
Additional Balance Inc.	$—	Additional Balance Inc	$—
Group Excess	$686,871.27	Group Excess	$1,463,549.78
Transfer (to) from Group 2	$—	Transfer (to) from Group 1	$—
Excess to Certificate	$686,871.27	Excess to Certificate	$1,463,549.78
Current	$837,402,630.86	Current	$395,505,971.55
1 - 29 Days Past Due	$9,691,488.04	1 - 29 Days Past Due	$2,561,400.20
30 - 59 Days Past Due	$64,464.01	30 - 59 Days Past Due	$—
60 - 89 Days Past Due	$—	60 - 89 Days Past Due	$—
90 - 119 Days Past Due	$—	90 - 119 Days Past Due	$—
120 - 149 Days Past Due	$—	120 - 149 Days Past Due	$—
150 - 179 Days Past Due	$—	150 - 179 Days Past Due	$—
180 + Days Past Due	$—	180 + Days Past Due	$—
Funding Account
Beginning	$406,176.35	Beginning	$—
Deposit	$2,638,797.69	Deposit	$7,578,978.24

Ending	$3,044,974.04	Ending	$7,578,978.24
Target O/C Amount	$5,000,000.00	Target O/C Amount	$10,625,000.00
Gross CPR (Annualized)	44.092%	Gross CPR (Annualized)	49.025%
Net CPR (Annualized)	7.643%	Net CPR (Annualized)	10.164%
Draw Rate (Annualized)	39.261%	Draw Rate (Annualized)	42.964%
WAM	228.76	WAM	225.37
Age	6.61	Age	7.59